Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: Calvin Boyd
(248) 433-4527 email: calvin.boyd@pulte.com

Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER 2007
•	Net New Orders Were 8,499 for the Quarter, Down 21% from the Prior Year First Quarter

•	Backlog at March 31, 2007 of 13,334 Homes, Valued at $4.7 Billion

•	Closed 5,420 Homes in First Quarter 2007, a Decrease of 37%; Average Sales Price Per Home Decreased 2% to Approximately $330,000

•	Preliminary Q1 2007 EPS from Continuing Operations in the Range of a Loss of $0.34 to $0.38, Inclusive of Impairments and Land-Related Charges in the Range of $130 Million to $140 Million
     Bloomfield Hills, MI, April 18, 2007 — Pulte Homes (NYSE: PHM) today announced preliminary and unaudited financial results for its first quarter 2007. The Company expects a first quarter loss in the range of $0.34 to $0.38 per diluted share from continuing operations, including impairments and land-related charges of approximately $130 million to $140 million. Pulte Homes had previously issued earnings guidance for the first quarter of break-even to a loss of $.10 per diluted share, exclusive of any impairments or land-related charges.
     In addition, the Company announced its net new orders, closings and cancellation rates for the quarter. Net new orders were 8,499, down 21% compared with the first quarter of 2006. Pulte Homes closed 5,420 homes during the quarter, 37% lower than the first quarter of 2006. The cancellation rate was 24% for the first quarter of 2007, compared with 35% for the fourth quarter of 2006. There were 13,334 units in backlog at the end of the first quarter 2007, valued at $4.7 billion.
     “The operating environment for homebuilding continues to be challenging, with orders and closings remaining under pressure,” said Richard J. Dugas, Jr., president and CEO of Pulte Homes. “While we experienced improvement in our cancellation rate compared with the fourth quarter, the housing market remains difficult. We continue to focus on maintaining a healthy balance sheet and properly managing house and land inventory levels.”

     The Company is in the process of completing its valuation analysis of land inventory, land held for sale, deposits and pre-acquisition costs, and its investment in unconsolidated joint ventures. As stated earlier, Pulte Homes anticipates that these impairments and land-related charges will be in the range of $130 million to $140 million for the first quarter on a pre-tax basis, or approximately $0.32 to $0.34 per diluted share on an after-tax basis.
     Pulte Homes will release its first quarter 2007 earnings results following market close on Wednesday, April 25, 2007. The Company will webcast its conference call to discuss the first quarter results on Thursday, April 26, 2007 at 8:30 a.m. Eastern Time. To listen to the webcast, log on at www.pulte.com five minutes prior to the call. An archive of the conference call will be available on the Pulte Homes web site.
     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with the Company’s business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See the Company’s Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2006 and other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to Pulte’s business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 50 markets and 26 states. In 2006, it delivered 41,487 homes and generated consolidated revenues of $14.3 billion. During its 57-year history, the company has constructed nearly 500,000 homes. In 2006, Pulte Homes received the most awards in the J.D. Power and Associates® New Home-Builder Customer Satisfaction Studysm, marking the seventh-straight year Pulte achieved this distinction. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.
     Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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